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                                                                    EXHIBIT 10.1

                          [PARAMOUNT PARKS LETTERHEAD]

                                                                  April 20, 2000
Jon Corfino
President
Theme and Leisure Development
Stan Lee Media
15821 Ventura Boulevard
Encino, California 91436

Tim Miller
President
Blur Studio
1130 Abbot Kinney Boulevard
Venice, California 90291

RE: 7TH PORTAL SIMULATOR FILM   MEMORANDUM OF UNDERSTANDING

Gentlemen:

This document shall serve as a Memorandum of Understanding ("MOU") between Paramount Parks, Stan Lee Media, and Blur Studio pursuant to the creation, production, and distribution of the large format, 3-D simulator film incorporating The 7th Portal concept and characters.

This MOU, attached to Article I. Term Sheet, Rev.2.0 April 20, 2000 and Exhibit "C" constitute an Interim Agreement to begin development of the film, pending final draft and negotiations of the Film Production and Distribution Agreement.

Each Party shall keep detailed financial records of its expenditures under this Interim Agreement, such expenditures to be booked against the total budget, when finalized.

I trust that the foregoing, and the attachments hereto, represent a fair and reasonable representation of our understanding. If you agree, please so indicate by signing in the space provided below, initialing the Exhibits in the lower right hand corner, and returning one original to me. Thank you.

Sincerely,

/s/ DEAN SHARITS

Dean Sharits
Vice President, Design + Entertainment
Paramount Parks

Agreed to and Accepted                       Agreed to and Accepted

/s/                                          /s/
-----------------------------                -----------------------------
Jon Corfino                                  Tim Miller
Stan Lee Media                               Blur Studio
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                           7TH PORTAL SIMULATOR FILM
                                   TERM SHEET

                                 March 30, 2000
                             Rev.2.0 April 20, 2000

PARTIES TO THE AGREEMENT:

     Stan Lee Media, Inc. (SLP), Paramount Parks Inc. (PPI), and Blur Studio
     (Blur) (hereinafter collectively referred to as "the Parties").

DEFINITIONS:

     A.   "Film" means a 3.75 to 4.25 minute long simulator film, ideally
          4.00 minutes.

     B. "Video Pre-Show" means a 3.75 to 4.25 minute piece (identical in length and synchronous to the Film) to be utilized in the cue process for viewer engagement.

     C. "NewCo" means a new entity, in the form of a Limited Liability Corporation, to oversee the production of the Film from conception to completion, including development, funding, creative approval, production, and Film distribution. Newco will have three (3) members -- PPI, SLP, and Blur. PPI will act as Newco's Managing Member. The administrative duties and responsibilities of the Managing Member shall include, but not be limited to: (a) administering any and all banking functions (understanding that any check disbursements will require two signatures); (b) reviewing, maintaining, and auditing all Newco records; (c) overseeing, and engaging professional services where necessary, for all business and legal matters; and (d) managing all matters with respect to protecting the Film and Video Pre-Show. SLP and PPI will jointly be responsible for the Film's creative, production, and distribution-related decisions. Blur will be responsible for producing the Film, Sound Track, and Video Pre-Show.

     D. "PPI Park" or "Parks" means those theme parks currently owned by PPI in Cincinnati, OH; Richmond, VA; Santa Clara, CA; Toronto, Canada; and Charlotte, NC.

     E. "Distributor" means one or more distributors of the Film in commercial markets outside PPI Parks.

     F. "Production Budget" means the total costs for the production of the Film, said costs not to exceed US$1.5 Million.

     G. "Financing" means US$500,000 cash or cash equivalent each from SLP and PPI, for a total of US$1.0 Million. Blur will contribute an additional US$500,000 in production services, said services to be deferred mark-up, overhead, and amortization based on labor, materials, equipment, and facilities. Blur's contribution shall be guaranteed in the form of a Promissory Note to Newco.

     H.   "Executive Producers" means Jon Corfino of SLP and Dean Sharits of
          PPI.

     I.   "Producer" means Blur Studio.

     J.   "Line Producer" means Tim Miller.

     K.   "Film Director" means Yaz Takata.


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THE DELIVERABLES:

      No later than March 1, 2001, Newco shall receive the following complete film package: the Film in the 5-70 format, a digitally-mastered Soundtrack on laser disc, and a Video Pre-Show on laser disc ("the Deliverables"). The Film will be rendered in High Resolution Computer Generated Images, 8-70 format, action saved for 5-70 reduction, in both 2D and 3D at 30 frames per second. Animation will be rendered in High Resolution 3-D rather than flat cell, and will use state-of-the-art motion capture techniques where appropriate. The Soundtrack, at a minimum, will be 6-tracks digitally mastered, prepped for solid-state digital playback, and suitable for on-site mixing. In addition, a Video Pre-Show will be shot and edited on video and transferred to laser disc. The quality of the Film, Soundtrack, and Video Pre-Show will be equal to or greater than the highest theme park industry standard and will be suitable for exhibition in motion simulation theaters and outside commercial simulator attractions.


UNDERLYING INTELLECTUAL
PROPERTY RIGHTS:

      SLP owns the underlying "7th Portal" intellectual property rights. SLP shall grant to Newco a non-revocable, exclusive license for a period of six (6) years from the date the Film is completed to use 7th Portal characters in its effort to produce, distribute, and exploit the Deliverables, said rights shall include music and print publishing, sound recording, merchandising, and theme park walk-around character use. SLP shall not be entitled to any remuneration in the form of license fees or royalties for the above-delineated rights.

TERM -- NEWCO:

      Newco shall come into existence May 1, 2000 and be dissolved April 30, 2007 ("Term"). At the end of the Term, and upon dissolution of Newco, the Parties' rights shall be as follows with respect to the Deliverables:

            (a) Newco will assign a one-third (1/3) interest in the Deliverables to each of PPI, Blur, and SLP.

            (b) With respect to the Film, its negative/master will be stored through a reputable post-production house in an appropriate vault in Los Angeles. Any Party seeking a reproduction of the Film may do so by contacting the production house and making appropriate arrangements (at that Party's cost). Notice of reproduction by any Party must be given to the other former Parties.

            (c) The Parties may further exploit the Deliverables, without any obligation to share the proceeds with the other then-former Parties, subject to any existing distribution-related contractual obligations that were agreed and entered into prior to Newco's dissolution.
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FUNDING:

   1. The breakdown for the US$1.5 Million budget is attached hereto as Exhibit "A" along with cash requirements from the contributors attached as Exhibit "B". Blue shall submit a budget breakdown listing each phase and element of development and production, and delineate that portion of each element that will be paid from Newco's funding and the remainder to be treated as Blur's deferral, provided said remainder does not exceed US$0.5 Million. Any expenses or costs incurred by the Parties during the completion of the Film (except those approved production costs included by Blur) are not reimbursable by Newco.

   2. PPI and SLP will each deposit US$500,000 in a Newco account. Each of the Parties understand that, there will be no obligation to repay another Party, until such time that US$1.0 Million has been deposited into a Newco account in cash or cash equivalents. Disbursements will be credited equally to each contributor.

   3. PPI agrees to act as the completion guarantor for this project. In the event the costs exceed US$1.0 Million prior to the completion of the project, PPI will request additional cash contributions from the other Parties. In the event any Party chooses not to contribute additional cash, that Party understands that its interest (originally at 1/3) will be reduced to reflect the adjusted interest in the project, while any Party that chooses to contribute the additional cash, will receive an increased percentage interest.

   4. Blur shall submit monthly cost reports to Newco, and the Managing Member will be responsible to verify progress on the Film prior to payment disbursements. Payments will be made only to the extent that actual work has been completed.

   5. Upon completion of the Film and for a period of one (1) year thereafter, Newco's Managing Member shall have the right to audit Blur's books with respect to the Film, at Newco's cost. In the event that discrepancies of more than five percent (5%) are discovered, Blur will be required to pay for the audit and reimburse Newco for any funds owed it.

   6. In the event that either SLM or PPI identifies a third-party to assume all or a portion of their respective interest in the Film, the Party seeking to assign its interest must obtain prior approval from the other Parties and must give the other Parties the Right of First Refusal to acquire the interest at a level and in an amount equal to that being offered to the third-party.


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PPI LICENSE:

     7. PPI shall be granted a non-revocable, royalty and license-free license for its five existing parks, in perpetuity, commencing upon completion of the Film, subject to the following:

               (a) PPI shall have exclusivity within a 250-mile radius of each of its parks for the first two (2) years:

               (b) In the event that PPI shall acquire an additional park or attraction by way of ownership, joint venture, or management contract within the first two (2) years, and the Film has not been distributed within a 250-mile radius of such park or attraction, PPI's Licence shall extend to such park or attraction for immediate exhibition. If beyond the first two (2) years, such License shall extend to the park or attraction regardless of proximate exhibition. For purposes of this Agreement, however, PPI shall be limited to two (2) acquisitions in addition to its five existing theme parks; and

               (c) PPI reserves the right to approve the license of the Film to any other theme park in North America, said approval not to be unreasonably withheld.

     8.   SLP agrees to the following non-revocable rights with respect to PPI:

               (a) SLP shall give PPI the Right of First Refusal in the event that a sequel or series of simulator films is contemplated using the 7th Portal concept or characters, said right involving an opportunity to match any third-party offer to produce another Film -- even if previously rejected by PPI;

               (b) SLP shall grant PPI the right to use "Walk-a-Rounds" based on the characters and concept in its parks, and the right to promote the 7th Portal through special events and touring shows;

               (c) SLP shall grant PPI a license to sell merchandise based on the 7th Portal concept and characters in its parks, events, and touring shows subject to a 5% royalty on the wholesale cost of goods sold. Such merchandise licensing agreement shall be negotiated separately, and is not a part of this Agreement; and

               (d) SLP shall grant PPI the right to use the 7th Portal brand or concept in association with the naming of any ride or attraction in a PPI Park.

PROMOTION & MATERIALS:

     1. SLP shall make available reproducible art, printed material, and marketing collateral to PPI with respect to the 7th Portal concept and characters for the purpose of promoting the film. SLP will not charge PPI for the use of the material, understanding that PPI would incur the costs of mass-producing said material.

     2. SLP shall promote the Film, its association with PPI, and PPI Park locations on its website. PPI shall promote the Film and its association with SLP on its websites.


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      3.  SLP agrees to provide the in-person services of Mr. Stan Lee for public appearances and press releases associated with the grand opening of the Film in at least one (1) of the PPI Parks. Such services shall be rendered at no cost, and upon PPI's reasonable notice of such requirement. PPI will reimburse SLP for actual, reasonable, and documented expenses associated with Mr. Lee's personal appearances at the PPI Parks.

INDEMNIFICATION:

      The Parties will indemnify each other with respect to any and all injuries (or intellectual property disputes) that may arise out of this project. The actual agreement will contain extensive indemnification terms and provisions.

DISTRIBUTION:

      1. The Managing Member shall arrange a distribution agreement with one or more distributors ("Distributor") for the world-wide exploitation of the Film. As a condition of such agreement, Newco shall use its best efforts to cause Distributor to comply with the following stipulations:

               (a) During the year commencing March 15, 2001 (the "Initial Year"), distributor shall not distribute the Film to a theme park in the United States and Canada or to a stand-alone simulation theater (i.e., outside a theme park) within a 250 mile radius of any Park or Additional Park without the approval of PPI (it being agreed that any such distribution is pre-approved for theme parks or stand-alones in the following cities: Orlando, New York, Los Angeles, Seattle, San Diego, Chicago, and Dallas);

               (b) PPI reserves the right to approve the license of the Film to any other theme park in North America, said approval not to be unreasonably withheld;

               (c) After the second year, Distributor may distribute the Film to any stand-alone simulation theater, regardless of location, and to theme parks in the aforementioned cities as well as any theme park outside the 250-mile radius of the Parks/Additional Parks; and

               (d) PPI shall be entitled to a "Paramount Parks" and individual credits (the form of which shall be approved by Newco prior to such use) on one-sheets and other marketing materials and approved merchandise items in connection with the exhibition of the Film at the Parks.

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REVENUE PARTICIPATION:

      1. The Parties agree to the following distribution of gross receipts derived from the exhibition of the Film:

               a) Gross receipts received by or credited to the account of Distributor in connection with its exploitation of the Film ("Gross Receipts") shall be disbursed as follows on a continuing and cumulative basis:

               i) First, Distributor shall retain 30% as a distribution fee which distribution fee shall be inclusive of all distribution expenses;

               ii) Second, Distributor shall distribute the remaining Gross Receipts, quarterly, to Newco; and

               iii) Third, the Parties' Gross Receipts shall be distributed quarterly by Newco to SLP, PPI, and Blur on a first-dollar-out basis, in accordance with the schedule attached hereto as Exhibit "C";

      2. In connection with the Film's distribution, Distributor shall submit financial reporting statements showing all revenue from the distribution of the Film on a quarterly basis throughout the Term of distribution. Newco shall have the right to audit Distributor's books and records in connection with the distribution of the Film, the cost of which shall be borne by Newco. In the event that any audit shall subsequently reveal a discrepancy of greater than 5% of the information reported in the financial statements, then Distributor shall bear the full costs of such audit as well as any funds owed.